Exhibit 4.2.10

NINTH AMENDMENT

THIS NINTH AMENDMENT, dated as of November 8, 2013 (this “Amendment”), is to the Third Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”) dated as of October 30, 2008 among PENSKE AUTOMOTIVE GROUP, INC. (the “Company”), various financial institutions (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC (formerly DCFS USA LLC), as agent for the Lenders (the “Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement (including as amended hereby).

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1                            AMENDMENTS.  Effective on the Amendment Effective Date (defined below), the Credit Agreement shall be amended as follows:

1.1                               Section 1.1 of the Credit Agreement shall be amended by amending and restating the last sentence of the definition of “Borrowing Base” to read in its entirety as follows:

Notwithstanding the foregoing, all assets (including daily rental vehicles, goodwill, franchise value and cash on deposit in deposit accounts) of (i) the Hertz Entities and (ii) MB Greenwich shall be excluded from the Borrowing Base for all purposes.

1.2                               Section 1.1 of the Credit Agreement shall be amended adding the following definition thereto, in the proper alphabetical position:

MB Greenwich means PAG Greenwich M1, LLC, a Delaware limited liability company.

1.3                               Section 9.7 of the Credit Agreement shall be amended (i) by deleting the word “and” at the end of clause (q) thereof, (ii) deleting the period at the end of clause (r) thereof and substituting “; and” therefor, and (iii) adding the following as a new clause (s) at the end thereof:

(s)                                   Debt of MB Greenwich with respect to Floor Plan Financing.

1.4                               Section 9.13 of the Credit Agreement shall be amended by amending and restating clause (a) thereof to read as follows:

(a)                                 Take, and cause each Subsidiary (other than MB Greenwich) to take, such actions as are necessary or as the Agent or the Required Lenders may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the obligations of the Company hereunder and under the other Loan Documents (i) are secured by substantially all of the assets (other than property in which the Company is prohibited from granting a security interest, pledge or assignment pursuant to a Permitted Restriction) of the Company and (ii) guaranteed by all of its Subsidiaries (other than MB Greenwich) (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof but excluding Foreign Subsidiaries (to the extent that such exclusion is necessary to avoid material adverse tax consequences for the Company)) by execution of a counterpart of the Guaranty and (b) the obligations of each Subsidiary (other than MB Greenwich) under the Guaranty are secured by substantially all of the assets (other than property in which such Subsidiary is prohibited from granting a security interest, pledge or assignment pursuant to a Permitted Restriction) of such Subsidiary (other than Foreign Subsidiaries (to the extent that such exclusion is necessary to avoid material adverse tax consequences for the Company)), provided that (i) the pledge by the Company or any Subsidiary (other than a Foreign Subsidiary) of the stock of any Foreign Subsidiary shall be limited to 65% of the stock of such Foreign Subsidiary to the extent the pledge of a greater percentage would have material adverse tax consequences for the Company and (ii) a pledge of the stock of a Subsidiary shall not be required if and to the extent that such pledge would violate a Permitted Restriction in favor of a Manufacturer.

1.5                               Section 9.19 of the Credit Agreement shall be amended by amending and restating clause (a) thereof to read as follows:

(a)                                 contributions by the Company to the capital of any of its Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries; provided that neither the Company nor any Subsidiary shall make any Investment after the date hereof in MB Greenwich in an aggregate amount exceeding $5,000,000 at any one time outstanding except as required to prevent any default under, any automotive framework, franchise or dealer agreement of MB Greenwich;

SECTION 2                            REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that:  (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3                            RELEASE.  Effective on the Amendment Effective Date (defined below), (a) MB Greenwich is released from its obligations under the Guaranty, the Security Agreement and all other Loan Documents to which MB Greenwich is a party, (b) all guarantees provided by MB Greenwich under the Loan Documents are terminated and (iii) all Liens in all property and assets held by MB Greenwich (collectively, the “Released Liens”) are released and of no further force and effect.  The Administrative Agent and the Required Lenders also authorize the filing of a UCC-3 termination statement in the form of Exhibit A after the Amendment Effective Date.

SECTION 4                            CONDITIONS TO EFFECTIVENESS.  The amendments set forth in Section 1 above shall become effective as of November 8, 2013 (the “Amendment Effective Date”) when the following conditions precedent have been satisfied, each in form and substance satisfactory to the Agent:

4.1                               Amendment.  The Agent shall have received a counterpart of this Amendment duly executed by the Company and the Required Lenders (or, in the case of any party other than the Company from which the Agent has not received a counterpart hereof, facsimile confirmation of the execution of a counterpart hereof by such party).

4.2                               Reaffirmation.  The Agent shall have received a counterpart of the Reaffirmation of Loan Documents, in form and substance satisfactory to the Agent, executed by each Loan Party other than the Company.

4.3                               Borrowing Base Certificate.  The Agent shall have received a pro forma Borrowing Base Certificate dated as of the Amendment Effective Date.

4.4                               No Default.  No Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the transactions contemplated by this Amendment.

4.5                               Representations.  The representations and warranties of the Company and each Subsidiary set forth in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

4.6                               Confirmatory Certificate.  The Agent shall have received a certificate dated the Amendment Effective Date and signed by a duly authorized representative of the Company as to the matters set forth in Sections 4.3 and 4.4.

SECTION 5                            MISCELLANEOUS.

5.1                               Continuing Effectiveness, etc.  As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Amended Credit Agreement.

5.2                               Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

5.3                               Expenses.  The Company agrees to pay the reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

5.4                               Severability of Provisions.  In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

5.5                               Section Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

5.6                               Governing Law.  This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.

5.7                               Successors and Assigns.  This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.

5.8                               Loan Document.  This Amendment is a Loan Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/David K. Jones
Title:	Executive Vice President & CFO

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent, as Issuing Lender and as a Lender

By:	/s/ Michele A. Nowak
Title:	Credit Director, National Accounts

TOYOTA MOTOR CREDIT CORPORATION,
as a Lender

By:	/s/ C. Furukuwa
Title:	National Accounts Manager